DAKTRONICS, INC.
201 Daktronics Drive
Brookings, S.D. 57006
November 23, 2025
Ramesh Jayaraman
6836 Stonewood Court
Eden Prairie, MN 55346
Dear Ramesh:

We are pleased to extend you an offer of employment as President and Chief Executive Officer of Daktronics, Inc. (the “Company”), reporting to the Company’s Board of Directors (the “Board”). Your employment is subject to the terms and conditions set forth in this letter agreement (the “Letter Agreement”), which supersedes anything communicated to you, orally or in writing, during your interview, or as part of any other communication, about the terms of your employment with the Company. This Letter Agreement is subject to final approval by the Compensation Committee and Board.

Your full-time employment with the Company will begin on or before December 10, 2025 as mutually agreed (the “Start Date”), and so long as you remain continuously employed by the Company between the Start Date and February 1, 2026, then you will be officially appointed as President and Chief Executive Officer effective February 1, 2026 (such period prior to appointment, the “Transition Period”). Subject to your prior satisfactory completion of the Company’s director candidate questionnaire, the Nominating and Corporate Governance Committee of the Board and the Board will take such actions necessary to appoint you to the Board no later than February 1, 2026 for an initial term expiring at the 2027 annual meeting. You will participate in the Company’s benefit plans for which you are eligible as a full-time employee and you will receive your annualized base salary detailed below during the Transition Period and during the period of your Company employment that follows thereafter. Your eligibility to receive an annual incentive bonus and equity awards will commence upon the end of the Transition Period and be subject to your appointment as President and Chief Executive Officer. Once appointed, you shall continue until such time your position as President and Chief Executive Officer is terminated by the Board.
The key compensation terms of your employment with the Company are as follows:
•Your annualized base salary will be $500,000. You will be paid bi-weekly in accordance with the Company’s standard payroll practices and subject to all withholdings and deductions as required or permitted by law.
•You will be eligible to receive an annual incentive bonus under the Company’s annual incentive plan for each full Company fiscal year that you are employed pursuant to this Letter Agreement. The amount of your target bonus will be 100% of your base salary, which will begin with the fiscal year ending April 30, 2027. For the fiscal year ending April 30, 2026, you will be eligible to receive one-quarter of your target bonus and in any event will receive a minimum pro-rated bonus equal to $93,750 (the “Minimum Fiscal 2026 Bonus”). Such Fiscal 2026 Bonus and any other incentive bonus paid to you pursuant to this paragraph will be paid to you at the same time the annual incentive bonus is paid to officers of the Company generally; provided, however, you must remain employed by the Company through the date that a bonus (including the Fiscal 2026 Bonus) is paid in order to earn such bonus.
•You will be eligible to receive long-term incentive awards under the Company’s 2025 Incentive Stock Plan (the “Plan”), subject to approval by the Board or the Compensation Committee of the Board, the terms and conditions of the Plan and the terms of the applicable grant notice and award agreement. Beginning with the fiscal year ending April 30, 2027, the target value of the awards to be granted to you in will have a grant date fair value of 200% of your base salary. The target value of the awards to be granted to you in the fiscal year ending April 30, 2026, will have a grant date fair value of $670,000 and will be comprised of restricted stock units (“RSUs”) and performance stock units (“PSUs”). Such RSUs will vest annually over four years on the same dates as the RSUs granted to the Company’s executives in July 2025. The PSUs will be subject to the same three-year performance period and targets as the PSUs granted to the Company’s executives in July 2025. The RSUs and PSUs will be granted to you as soon as possible, but no later than thirty days following your Start Date. Awards granted to you under the Plan in future years will be consistent with the type and value of awards granted to similarly situated executives of the Company and the vesting provisions applicable thereto, determined in all respects in the full and absolute discretion of the Board or the Compensation Committee of the Board, as applicable. Except as otherwise expressly provided in the applicable grant notice or award agreement, you must remain employed with the Company through the relevant vesting dates in order to be eligible for settlement of the awards.
•You will be eligible to receive a sign-on bonus of $450,000 (the “Sign-On Bonus”), with 50% payable on the Start Date and 50% payable on the first anniversary of the Start Date, subject to your continued employment with the Company through each applicable payment date, and less applicable withholding. To the extent you are not employed on the first anniversary of the Start Date, you will not receive the remaining 50% of the Sign-On Bonus and, to the extent you resign prior to the first anniversary of the Start Date, you will be required to repay the initial 50% of the Sign-On Bonus to the Company.
•As a named executive officer, you would be eligible for severance payments in accordance with the terms of the Company’s 2025 Retention Plan (the “Plan”) if a Qualifying Termination (as such term is defined in the Plan) occurs (i) within 12 months following a Change in Control (as such term is defined in the Plan) at an amount equal to 2.0x your base salary plus target annual bonus; and (ii) in all other cases, 1.0x your salary plus target annual bonus. The Board may change its executive retention plans from time to time in its full and absolute discretion.
•You will also be eligible to receive those benefits that are made generally available to Company executives, subject to the terms of the applicable benefit plans and programs as in effect from time to time. The Company will provide you a summary of the benefits currently in effect.

•The Company will provide a short-term rental allowance of $3,500 per month for each of December 2025 and January 2026 for temporary housing in or around Brookings, South Dakota.
Your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without any particular period of advance notice. Although your duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express agreement signed by you and an authorized representative of the Company.
By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including copies of any agreement between you and any current or former employer describing such restrictions on your activities.
You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer or introduce any such materials to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.
This Letter Agreement shall be subject to, and construed according to, the laws of the State of South Dakota without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

Please sign below to acknowledge your agreement to the terms herein. We look forward to your contributions to the Company.
On behalf of Daktronics, Inc.:

/s/ Andrew D. Siegel

By: Andrew D. Siegel
Title: Chairman of the Board

ACCEPTED AND AGREED:

By: /s/ Ramesh Jayaraman
Ramesh Jayaraman
Date: Nov 25, 2025